Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On July 20, 2012, DTS completed its previously announced acquisition of SRS (the “Merger”). In connection with the Merger, DTS issued 2.3 million shares of its common stock, paid $66.9 million in cash to former SRS stockholders and paid $13.3 million in cash to former SRS equity award holders. Aggregate consideration for this Merger was valued at $124.8 million. The purchase price was funded with DTS’ existing cash and investment resources, borrowings of $30.0 million under a new credit facility and the issuance of common stock from treasury.

The unaudited pro forma condensed combined financial information (which we refer to as pro forma financial information) that follows combines the historical accounts of DTS and SRS. The Pro Forma Condensed Combined Balance Sheet as of March 31, 2012 shows the combined financial position of DTS and SRS as if the Merger had occurred on that date. The Pro Forma Condensed Combined Statements of Income for the year ended December 31, 2011 and for the three months ended March 31, 2012 reflect the companies’ combined results as if the Merger had occurred as of January 1, 2011. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the Merger, and with respect to the statement of operations only, expected to have a continuing impact on consolidated results of operations.

This pro forma financial information should be read in conjunction with:

•                  the accompanying notes to the pro forma financial statements;

•                  DTS’ and SRS’ separate unaudited historical consolidated financial statements and notes as of and for the three months ended March 31, 2012 included in their respective March 31, 2012 Quarterly Reports on Form 10-Q; and

•                  DTS’ and SRS’ separate audited historical consolidated financial statements and notes as of and for the year ended December 31, 2011 included in their respective 2011 Annual Reports on Form 10-K.

The pro forma financial information has been prepared for illustrative purposes only. The pro forma adjustments are based on estimates using information available at this time. The pro forma financial information is not necessarily indicative of what the financial position or results of operations actually would have been had the Merger been completed at the dates indicated, and include pro forma adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The financial position and results of operations shown therein are not necessarily indicative of what the past financial position and results of operations of the combined company would have been nor indicative of the financial position and results of operations of the post Merger periods. The pro forma financial information does not give consideration to the impact of possible revenue enhancements, expense efficiencies, strategy modifications, asset dispositions or other actions that may result from the Merger.

The pro forma financial information has been prepared using the acquisition method of accounting with DTS treated as the accounting acquirer. Accordingly, the assets, liabilities and commitments of SRS, the accounting acquiree, are adjusted to their estimated March 31, 2012 fair values. The estimates of fair value are preliminary and are dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive valuation. Accordingly, actual adjustments to the Consolidated Balance Sheet and Statements of Income will differ, perhaps materially, from those reflected in the pro forma financial information because the assets and liabilities of SRS will be recorded at their respective fair values on the date the Merger was consummated and the preliminary assumptions used to estimate these fair values may change.

Pro Forma Condensed Combined Balance Sheet

As of March 31, 2012

(Amounts in thousands)

(Unaudited)

	DTS, Inc.	SRS Labs, Inc.	Pro Forma Adjustments		Combined Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$37,564	$16,329	$(30,439	)(a)(b)(c)	$23,454
Short-term investments	41,508	18,537	(13,000	)(b)	47,045
Accounts receivable, net	6,744	1,321	—		8,065
Deferred income taxes	1,290	—	—		1,290
Prepaid expenses and other current assets	1,909	1,657	—		3,566
Income taxes receivable, net	2,320	—	—		2,320
Total current assets	91,335	37,844	(43,439)		85,740
Property and equipment, net	32,082	1,149	—		33,231
Intangible assets, net	6,377	2,564	67,796	(d)	76,737
Goodwill	1,257	—	34,071	(e)	35,328
Deferred income taxes	14,232	12,758	(2,972	)(f)	24,018
Long-term investments	18,531	4,528	(7,000	)(b)	16,059
Other assets	2,291	—	225	(a)	2,516
Total assets	$166,105	$58,843	$48,681		$273,629
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,735	$1,124	$—		$2,859
Accrued expenses	4,724	2,970	3,834	(g)	11,528
Deferred revenue	485	706	(706	)(h)	485
Total current liabilities	6,944	4,800	3,128		14,872
Long-term debt	—	—	30,000	(a)	30,000
Deferred income taxes	—		28,144	(i)	28,144
Other long-term liabilities	8,169	—	781	(j)	8,950
Stockholders’ equity:
Common stock	3	15	(15	)(k)	3
Additional paid-in capital	195,962	73,369	(73,369	)(l)	195,962
Treasury stock, at cost	(109,257)	(5,905)	67,811	(m)	(47,351)
Accumulated other comprehensive income	681	—	—		681
Retained earnings (accumulated deficit)	63,603	(13,436)	(7,799	)(n)	42,368
Total stockholders’ equity	150,992	54,043	(13,372)		191,663
Total liabilities and stockholders’ equity	$166,105	$58,843	$48,681		$273,629

Pro Forma Condensed Combined Statements of Operations

For the Three Months Ended March 31, 2012

(Amounts in thousands, except per share amounts)

(Unaudited)

	DTS, Inc.	SRS Labs, Inc.	Pro Forma Adjustments		Combined Pro Forma
Revenue	$26,885	$8,963	$(70	)(o)	$35,778
Cost of revenue	194	108	2,205	(p)	2,507
Gross profit	26,691	8,855	(2,275)		33,271
Operating expenses:
Selling, general and administrative	15,283	7,298	(2,031	)(q)(r)	20,550
Research and development	4,510	2,403	—		6,913
Total operating expenses	19,793	9,701	(2,031)		27,463
Operating income	6,898	(846)	(244)		5,808
Interest and other income (expense), net	(88)	34	(117	)(s)	(171)
Income (loss) before provision for income taxes	6,810	(812)	(361)		5,637
Income tax provision	2,765	—	(144	)(t)	2,621
Net income (loss)	$4,045	$(812)	$(217)		$3,016
Net income (loss) per common share:
Basic	$0.25	$(0.06)			$0.16
Diluted	$0.24	$(0.06)			$0.16
Weighted average shares used to compute net income (loss) per common share:
Basic	16,465	14,317	(12,010	)(u)	18,772
Diluted	16,933	14,317	(12,010	)(u)	19,240

Pro Forma Condensed Combined Statements of Operations

For the Twelve Months Ended December 31, 2011

(Amounts in thousands, except per share amounts)

(Unaudited)

	DTS, Inc.	SRS Labs, Inc.	Pro Forma Adjustments		Combined Pro Forma
Revenue	$96,922	$32,870	$(542	)(o)	$129,250
Cost of revenue	860	777	8,821	(p)	10,458
Gross profit	96,062	32,093	(9,363)		118,792
Operating expenses:
Selling, general and administrative	52,904	22,325	(164	)(q)	75,065
Research and development	13,539	8,849	—		22,388
Total operating expenses	66,443	31,174	(164)		97,453
Operating income	29,619	919	(9,199)		21,339
Interest and other income, net	311	210	(465	)(s)	56
Income before provision for income taxes	29,930	1,129	(9,664)		21,395
Income tax provision	11,661	11	(3,866	)(t)	7,806
Net income	$18,269	$1,118	$(5,798)		$13,589
Net income per common share:
Basic	$1.08	$0.08			$0.70
Diluted	$1.04	$0.07			$0.68
Weighted average shares used to compute net income per common share:
Basic	16,982	14,749	(12,442	)(u)	19,289
Diluted	17,575	15,472	(13,165	)(u)	19,882

Notes to the Pro Forma Condensed

Combined Financial Information

(Unaudited)

Note 1—Pro Forma Basis of Presentation

The Merger is reflected in the unaudited pro forma condensed combined financial statements as being accounted for under the acquisition method in accordance with ASC 805. Under the acquisition method, the total estimated purchase price of the acquired company is allocated to the assets acquired and the liabilities assumed based on their fair values. DTS has made significant estimates and assumptions in determining the preliminary allocation of the purchase price in the unaudited pro forma condensed combined financial statements. These estimates are based on key assumptions of the Merger. Due to the fact that the unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates, the final amounts recorded may differ materially from the information presented. The allocation of purchase consideration is subject to change based on further review of the fair value of the assets acquired and liabilities assumed. A final determination of fair values will be based on the assets acquired and the liabilities assumed of SRS at the consummation of the Merger.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2012 and the year ended December 31, 2011 assume the business combination between DTS and SRS occurred on January 1, 2011. The unaudited pro forma condensed combined balance sheet as of March 31, 2012, assumes the business combination had been completed on March 31, 2012. The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of DTS and SRS.

Under ASC 805, acquisition-related transaction costs (such as advisory, legal, valuation or other professional fees) are not included as a component of consideration transferred and have been excluded from the unaudited pro forma condensed combined statements of operations. DTS expects to incur total acquisition-related transaction costs of approximately $4.0 million and SRS expects to incur total acquisition-related transaction costs of approximately $5.0 million. As discussed in Note 4(g) and 4(n), the liabilities related to these costs have been included in the unaudited pro forma condensed combined balance sheet as of March 31, 2012.

Certain reclassification adjustments have been made to conform SRS’ historical reported balances to the unaudited pro forma condensed combined financial statement’s basis of presentation. The adjustments were primarily to combine the sales and marketing caption with the general and administrative caption on the SRS unaudited pro forma condensed statements of operations into one caption called selling, general and administrative, as presented on the DTS unaudited pro forma condensed statements of operations. There were no adjustments made to conform SRS’ historical accounting policies to DTS’ as such adjustments were considered immaterial for the periods presented.

DTS, together with the management of SRS, is developing a plan to integrate the operations of the two companies after the Merger. In connection with that plan, management anticipates that certain non-recurring charges, such as operational relocation expenses, employee severance costs, asset impairments, product rebranding and consulting expenses, will be incurred in connection with this integration. Management cannot identify the timing, nature and amount of such charges at this time. However, any such charge could affect the future results of the combined company in the period in which such charges are incurred. The unaudited pro forma combined condensed financial statements do not include the effects of the costs associated with any restructuring or other integration activities resulting from the Merger.

The unaudited pro forma combined condensed financial statements do not include the realization of any cost savings from anticipated operating efficiencies, synergies or other restructuring activities which might result from the Merger. The unaudited pro forma combined condensed financial statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of DTS that are filed with the Securities and Exchange Commission and of SRS that are included herein.

The unaudited pro forma combined condensed financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the Merger been completed as of the dates presented, and further should not be taken as representative of the future consolidated results of operations or financial condition of DTS.

Note 2—Purchase Price

The following table presents the purchase price for accounting purposes based on DTS’ closing common stock price of $19.32 per share on July 20, 2012 and 14,451,840 outstanding SRS shares as of July 20, 2012 (amounts in thousands, except per share amounts):

Cash consideration
SRS common shares outstanding at closing	14,452
Cash per share	$9.50
Preliminary cash consideration	$137,294
Split between cash and common stock (1)	48.71%
Total cash consideration for outstanding shares		$66,876
Equivalent SRS shares pursuant to the intrinsic value of outstanding and accelerated SRS stock options at closing	1,306
SRS shares issued pursuant to the acceleration of outstanding SRS restricted stock units at closing	98
Total share equivalents prior to transaction	1,404
Cash per share	$9.50
Total cash consideration for share equivalents prior to transaction		$13,338
Total cash consideration		$80,214
Stock consideration
SRS common shares outstanding at closing	14,452
Exchange ratio for each SRS share	0.31127
Equivalent DTS shares	4,498
Split between cash and common stock (1)	51.29%
DTS treasury shares used for consideration	2,307
DTS closing common stock price on July 20, 2012	$19.32
Total stock consideration		$44,571
Total consideration		$124,785

(1)   As a result of the decline in the stock price of DTS common stock leading up to the closing of the merger, DTS and SRS were required to adjust the proration to the minimum extent necessary to ensure that the merger qualified as a tax reorganization pursuant to the tax savings clause in Section 2.6(e) of the Merger Agreement, which resulted in (i) an immaterial decrease in the maximum amount of cash DTS is permitted to pay to former SRS stockholders as consideration under the terms of the Merger Agreement and (ii) a related immaterial increase in the number of shares of common stock to be issued by DTS to former SRS stockholders as consideration under the terms of the Merger Agreement.

Note 3—Preliminary Allocation of Purchase Price and Calculation of Goodwill

As discussed in Note 1, DTS has made a preliminary allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates and preliminary appraisals of independent consultants. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values attributable to the Merger, the actual amounts recorded for the acquisition may differ from the information presented. A final determination of fair values will be based on the assets acquired and the liabilities assumed of SRS at the consummation of the Merger.

DTS’ preliminary purchase price allocation is as follows (amounts in thousands):

	Weighted Average Estimated Useful Life (years)		Net Assets of SRS as of March 31, 2012
Cash and cash equivalents			$16,329
Short-term investments			18,537
Accounts receivable			1,321
Prepaid expenses and other current assets			1,657
Property and equipment, net			1,149
Goodwill			34,071
Identifiable intangible assets:
Customer relationships	8	39,260
Developed technology	6	23,480
Trademarks/tradenames	5	2,690
In-process research and development (IPR&D)		4,930
Total identifiable intangible assets			70,360
Deferred income taxes			9,786
Long-term investments			4,528
Accounts payable			(1,124)
Accrued expenses			(2,904)
Deferred income taxes			(28,144)
Other long-term liabilities			(781)
Total preliminary purchase price			$124,785

Identifiable intangible assets.  Customer relationships represent existing contracted relationships with consumer electronics manufacturers and others. Developed technology relates to SRS’ technology across all of their markets that have reached technological feasibility. Trademarks/tradenames are primarily related to the SRS brand name. Amortization of finite-lived identifiable intangible assets will be amortized on a straight-line basis over their estimated useful lives. IPR&D assets will be tested for impairment until the successful completion and commercialization or abandonment of the associated research and development efforts, at which point the IPR&D assets will either be amortized over their estimated useful lives or written-off immediately.

The estimated fair values of the customer relationships, developed technology and trademarks/tradenames were primarily determined using either the relief-from-royalty or excess earnings methods. The rate utilized to discount net cash flows to their present values was 22% and was determined after consideration of the overall enterprise rate of return and the relative risk and importance of the assets to the generation of future cash flows. The estimated fair value of IPR&D was determined using the excess earnings method and considers the remaining costs to complete and the expected cash flows to be generated from these IPR&D projects. The rate utilized to discount net IPR&D cash flow to its present value was 26%. This discount rate reflects the riskier profile of uncompleted R&D projects relative to that of existing assets.

Goodwill.  Approximately $34.1 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets. In accordance with FASB ASC Topic 350, goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event management of DTS determines that the value of goodwill has become impaired, DTS will incur an accounting charge for the amount of impairment during the quarter in which the determination is made.

Note 4—Pro Forma Adjustments

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Merger and has been prepared for informational purposes only. The unaudited pro forma condensed combined financial information is based upon the historical consolidated financial statements of DTS and SRS and should be read in conjunction with the historical financial statements of DTS and SRS.

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results of DTS and SRS.

There were no intercompany balances or transactions between DTS and SRS as of the dates and for the periods of these unaudited pro forma combined financial statements.

The pro forma condensed combined income tax provision does not necessarily reflect the amounts that would have resulted had DTS and SRS filed consolidated income tax returns during the periods presented.

The unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Merger and also do not include any integration costs that may be incurred.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows (amounts in thousands):

(a)	To reflect new debt issuance to fund some of the cash portion of the purchase price. An interest rate of LIBOR plus 1% was assumed on this debt.

	Principal	$30,000
	Debt issuance costs were estimated @ 75 basis points	225
	Net cash proceeds	$29,775

(b)	To reflect the liquidation of investments to fund the cash portion of the total consideration paid to acquire SRS.

	Short-term investments	$13,000
	Long-term investments	7,000
		$20,000

(c)	To reflect cash consideration paid for the SRS acquisition (see note 2):

	Cash paid to SRS stockholders	$66,876
	Cash paid to holders of SRS options and restricted stock units immediately prior to transaction	13,338
		$80,214

(d)	Adjustments in acquired intangible assets, net

	To eliminate SRS historical acquired intangible assets	$(2,564)
	To record the fair value of SRS identifiable intangible assets (see note 3)	70,360
		$67,796

(e)	To record goodwill associated with the fair value allocation of net assets acquired from SRS (see note 3).

(f)	To eliminate SRS historical deferred tax assets associated with stock-based compensation.

(g)	To reflect adjustments to accrued expenses.

	To reflect estimated DTS transaction costs due upon the closure of the transaction or shortly thereafter	$2,250
	To reflect estimated SRS transaction costs due upon the closure of the transaction or shortly thereafter	1,650
	To reflect the elimination of SRS deferred rent as required by acquisition accounting	(66)
		$3,834

(h)	To reflect an adjustment to the fair value of SRS’ deferred revenue as required by acquisition accounting.

(i)	To reflect the expected deferred tax liability related to the difference between the book and tax values of identifiable intangible assets acquired (see note 3).

(j)	To reflect an adjustment to the fair value of other long-term liabilities as required by acquisition accounting.

(k)	To reflect the elimination of SRS common stock.

(l)	To reflect the elimination of SRS additional paid-in capital

(m)	To reflect adjustments to treasury stock.

	To record DTS treasury stock issued as consideration (see note 2)	$61,906
	To reflect the elimination of SRS treasury stock	5,905
		$67,811

(n)	To reflect adjustments to retained earnings (accumulated deficit).

	To reflect the elimination of SRS accumulated deficit	$13,436
	To record a loss on the use of DTS treasury stock issued as consideration (see note 2)	(17,335)
	To reflect estimated DTS transaction costs due upon the closure of the transaction or shortly thereafter	(2,250)
	To reflect estimated SRS transaction costs due upon the closure of the transaction or shortly thereafter	(1,650)
		$(7,799)

(o)	To eliminate revenue previously amortized from the deferred revenue balance as the deferred revenue liability was adjusted to its fair market value as part of purchase accounting.

(p)	To record amortization of identified intangible assets acquired from SRS in cost of revenue (see note 3).

(q)	To reflect adjustments to amortization of intangibles in SG&A
	For the three months ended March 31, 2012:

	To eliminate historical SRS amortization of intangibles	$(181)
	To record amortization of identified intangibles acquired from SRS (see note 3)	135
		$(46)
	For the year ended December 31, 2011:

	To eliminate historical SRS amortization of intangibles	$(702)
	To record amortization of identified intangibles acquired from SRS (see note 3)	538
		$(164)

(r)	To remove transaction costs for the three months ended March 31, 2012.

	DTS’ transaction fees	$(459)
	SRS’ transaction fees	(1,526)
		$(1,985)

(s)	To reflect adjustments to interest and other income (expense), net.
	For the three months ended March 31, 2012:

	To reflect interest expense associated with the new debt as described in note 4(a)	$(98)
	To reflect amortization of debt issuance costs associated with the new debt as described in note 4(a)	(19)
		$(117)

	For the year ended December 31, 2011:

	To reflect interest expense associated with the new debt as described in note 4(a)	$(390)
	To reflect amortization of debt issuance costs associated with the new debt as described in note 4(a)	(75)
		$(465)

(t)	To reflect the tax effects of adjustments using an estimated effective tax rate of 40%.

(u)	To reflect adjustments to basic and diluted shares outstanding.
	For the three months ended March 31, 2012:

	To eliminate SRS basic and diluted shares outstanding	(14,317)
	To reflect DTS treasury shares issued to SRS stockholders (see note 2)	2,307
		(12,010)
	For the year ended December 31, 2011:

	To eliminate SRS basic shares outstanding	(14,749)
	To reflect DTS treasury shares issued to SRS stockholders (see note 2)	2,307
		(12,442)
	For the year ended December 31, 2011:

	To eliminate SRS diluted shares outstanding	(15,472)
	To reflect DTS treasury shares issued to SRS stockholders (see note 2)	2,307
		(13,165)